UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 1, 2007

GLOBAL PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-32593	74-3140887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9161
800 South Street
Waltham, Massachusetts 02454-9161
(Address of Principal Executive Offices)

(781) 894-8800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement

On February 1, 2007, Global GP LLC, the general partner of Global Partners LP (the “Company”), entered into an employment agreement (the “Employment Agreement”) with Edward J. Faneuil.  Pursuant to the Employment Agreement, Mr. Faneuil will continue to serve as the Executive Vice President and General Counsel of the Company, which positions he has held since March 2005.  Mr. Faneuil has been employed with Global Companies LLC or its predecessors since 1991.  He has served as General Counsel and Secretary of Global Companies LLC since its formation in December 1998.

The Employment Agreement, which became effective as of July 1, 2006, provides that Mr. Faneuil will have powers and duties and responsibilities that are customary to his position and that are assigned to him by the Board of Directors or the Chief Executive Officer and President of the Company in connection with his service as chief legal officer.  He will report to the Chief Executive Officer and President of the Company.

Unless earlier terminated, the Employment Agreement has a term ending on December 31, 2008.  The Employment Agreement includes non-competition and confidentiality provisions, which generally will continue for two years following Mr. Faneuil’s termination of employment.  The Employment Agreement provides for an annual base salary of $358,050 for the 12-month period commencing July 1, 2006.  Thereafter, Mr. Faneuil’s base salary will be reviewed by the Compensation Committee of the Board of Directors (the “Compensation Committee”) at least annually.  Mr. Faneuil is eligible to participate in the Company’s health insurance, pension, 401(k) and other employee benefit plans and will also receive additional fringe benefits consistent with benefits previously provided to him under prior arrangements.  In addition, Mr. Faneuil is entitled to receive discretionary bonuses as authorized by the Compensation Committee to be paid no later than March 15 of the calendar year immediately following the calendar year in which such bonuses are earned.

The Employment Agreement may be terminated at any time by either party with proper notice.  A copy of the Employment Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Deferred Compensation Agreement

On February 1, 2007, the Company entered into a deferred compensation agreement (the “Deferred Compensation Agreement”) with Edward J. Faneuil.  Pursuant to the Deferred Compensation Agreement, Mr. Faneuil will be paid the sum of $70,000 per year (the “Deferred Compensation”) in equal monthly installments of $5,833.33 on the first business day of each month for 15 years (180 months) commencing on the earlier of:  (i) August 1, 2014, and (ii) the first business day of the month following the termination of Mr. Faneuil’s employment with the Company for reasons other than cause, subject to earlier termination as provided in this Agreement.

The Deferred Compensation will be forfeited in its entirety in the event that the Company terminates Mr. Faneuil’s employment prior to August 1, 2014 for cause or Mr. Faneuil terminates his employment for any reason other than death, disability or constructive termination as defined in Mr. Faneuil’s Employment Agreement.  On and after the date on which Deferred Compensation payments commence, the Company may terminate its obligations under the Deferred Compensation Agreement for cause or if the Company subsequently determines within 18 months of Mr. Faneuil’s termination that circumstances which would give rise to a for cause termination of Mr. Faneuil otherwise existed at the time of his earlier termination.

In the event of Mr. Faneuil’s death prior to his receiving the aggregate amount of the Deferred Compensation, the Company will pay Mr. Faneuil’s beneficiary within 60 days of the date of his death a single lump sum payment in an amount equal to the present value of the remaining payments that would have been paid to Mr. Faneuil.  Mr. Faneuil will be subject to the terms and conditions relating to confidential information, non-solicitation and non-competition as provided in the Deferred Compensation Agreement.

If there is a change in control of the Company or Mr. Faneuil is determined to have a disability prior to his receiving the aggregate amount of the Deferred Compensation, the Company will pay to Mr. Faneuil within 60 days of the effective date of the change in control or the determination of disability a single lump sum payment in an amount equal to the present value of the remaining payments that would have been paid to him had the change in control or disability not occurred.

The Deferred Compensation Agreement may be amended or terminated only with the mutual written consent of the Company and Mr. Faneuil.  A copy of the Deferred Compensation Agreement is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01.                              Financial Statements and Exhibits

(d)	Exhibits

10.1*	Employment Agreement dated February 1, 2007, by and between Global GP LLC and Edward J. Faneuil

10.2*	Deferred Compensation Agreement dated February 1, 2007, by and between Global GP LLC and Edward J. Faneuil

*                   Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL PARTNERS LP

	By:	Global GP LLC,
its general partner

Dated: February 6, 2007		By:	/s/ Edward J. Faneuil
Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1*	Employment Agreement dated February 1, 2007, by and between Global GP LLC and Edward J. Faneuil

10.2*	Deferred Compensation Agreement dated February 1, 2007, by and between Global GP LLC and Edward J. Faneuil

*                    Filed herewith